Exhibit 99.1

Company Contact:

Donald H. Walker	Bill Roberts, CTC
Vice President-Finance and CFO	(937) 434-2700
Frisch’s Restaurants, Inc.	Wayne Buckhout, CTC
(513) 559-5202	(937) 434-2700

Frisch’s Reports Record Third Quarter Sales in Fiscal 2005

FOR IMMEDIATE RELEASE

Cincinnati, OH—April 12, 2005, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales for the 12-week third quarter ended March 6, 2005. Sales rose 5.8% to $62,798,667 from $59,361,972 for last year’s third quarter.

Earnings for the quarter rose 177% to $6,143,013 compared to $2,216,492 last year. Diluted earnings per share increased to $1.19 from $.43 last year.

The Company recorded a non-taxable gain of $4,440,000 in the third quarter this year from life insurance proceeds realized upon the death of Jack C. Maier, Chairman of the Board. Excluding that gain, earnings for the third quarter were $1,703,013, or $.33 per diluted share, down 23.1% from last year’s third quarter.

For the first three quarters of the fiscal year, sales rose 8.7% to $213,608,307 from $196,490,742 for the same period last year. Earnings increased 48.9% to $11,785,735 from $7,915,083. Diluted earnings per share were $2.29 for the first three quarters of fiscal 2005 versus $1.54 per share last year. Without the unusual gain, earnings for the first three quarters of the current fiscal year were $7,345,735, or $1.42 per diluted share, down 7.2% from last year.

Life insurance proceeds of $9,150,000 are shown in the accompanying balance sheet as a receivable, with a corresponding reduction in other assets $4,710,000, which represents the cash surrender value of the insurance policies.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales in the third quarter at our Big Boy restaurants increased 1.4%. This marks the twenty-ninth out of the last thirty quarters that same store sales have increased in our Big Boy restaurants. Through three quarters, same store sales are ahead 1.7%.

“Same store sales for our Golden Corral restaurants declined 7.3% for the quarter and 5% year to date. Our thirtieth Golden Corral opened for business yesterday. Two more Golden Corrals are scheduled to open in eastern Pennsylvania this summer.”

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name of Frisch’s Big Boy. The Company also operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. All restaurants operated by the Company are located in various regions of Ohio, Indiana and Kentucky. Plans are in place to expand Golden Corral operations into certain parts of Michigan, Pennsylvania and West Virginia.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. The Company also licenses Big Boy restaurants to other operators in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Forty weeks ended		Twelve weeks ended
	March 6, 2005	March 7, 2004	March 6, 2005	March 7, 2004
Sales	$213,608	$196,491	$62,799	$59,362

Cost of sales
Food and paper	75,144	66,908	22,391	20,412
Payroll and related	71,197	66,516	21,005	20,171
Other operating costs	44,021	40,075	13,263	12,196

	190,362	173,499	56,659	52,779

Gross profit	23,246	22,992	6,140	6,583

Administrative and advertising	10,887	9,817	3,223	2,861
Franchise fees and other revenue	(1,026)	(929)	(293)	(271)
(Gains) losses on sale of assets	(89)	(41)	—	—

Operating profit	13,474	14,145	3,210	3,993

Other expense (income)
Interest expense	2,173	1,874	726	558
Life insurance - death benefits in excess of cash surrender value	(4,440)	—	(4,440)	—

Earnings before income tax	15,741	12,271	6,924	3,435

Income taxes	3,955	4,356	781	1,219

NET EARNINGS	11,786	7,915	6,143	2,216

Earnings per share (EPS) of common stock:

Basic net earnings per share	$2.34	$1.59	$1.22	$.44

Diluted net earnings per share	$2.29	$1.54	$1.19	$.43

Diluted average shares outstanding	5,156	5,124	5,163	5,175

Depreciation included above	$9,072	$8,333	$2,842	$2,597

Opening expense included above	$1,146	$1,433	$96	$486

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	March 6, 2005 (unaudited)	May 30, 2004
Assets
Current assets
Cash and equivalents	$1,240	$294
Receivables	11,764	1,766
Inventories	4,712	4,382
Other current assets	3,119	3,101

	20,835	9,543

Property and equipment	145,797	135,720

Other assets
Goodwill & other intangible assets	2,121	1,864
Property held for sale and land investments	2,164	2,309
Other	2,783	7,412

	7,068	11,585

	$173,700	$156,848

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$14,779	$13,380
Accrued expenses	8,300	8,238
Other	11,223	8,486

	34,302	30,104

Long-term obligations
Long-term debt	35,869	35,227
Other long-term obligations	13,542	12,050

	49,411	47,277

Shareholders’ equity	89,987	79,467

	$173,700	$156,848